Exhibit 99.1

NPS Pharmaceuticals Reports Strong 2008 Results; Phase 3 Registration Studies Underway for Two Product Candidates

Conference call today at 8:30 AM ET

BEDMINSTER, N.J.--(BUSINESS WIRE)--March 13, 2009--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) today reported its results for the fourth quarter and full year 2008. In 2008, NPS initiated two Phase 3 registration studies – STEPS for GATTEX™ (teduglutide) in short bowel syndrome (SBS) and REPLACE for NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) in hypoparathyroidism. NPS also reported positive partnership progress, with Nycomed opting to share external clinical trial expenses for the STEPS study. Royalty revenue for the fourth quarter 2008 increased 30% over the fourth quarter 2007.

NPS reported improved cash burn (before the impact of changes in carrying value of the company’s auction-rate security (ARS) investments) of $34.7 million for the full year 2008 versus its previous guidance of $40 to $46 million. The favorable variance related to the shift of certain expenses previously forecasted for 2008 to 2009 due to the timing of the launch of the STEPS and REPLACE studies, as well as the company’s continued cost reduction initiatives. The company’s cash, cash equivalents and short- and long-term marketable investment securities balance totaled $106.1 million at December 31, 2008, net of charges for other-than-temporary declines in the carrying value of ARS investments.

NPS expects its 2009 cash burn to be in the range of $55 to $65 million. The increase in the company’s 2009 cash burn forecast from 2008 is largely attributable to the costs associated with the company’s Phase 3 development programs for GATTEX in SBS and NPSP558 in hypoparathyroidism. Consistent with prior practice, the company’s cash burn guidance excludes any changes in the carrying value of ARS investments.

For the fourth quarter 2008, NPS reported a net loss of $8.5 million or $0.18 per diluted share. For the full year 2008, NPS reported a net loss of $31.8 million or $0.67 per diluted share. The company’s fourth quarter and full year 2008 financial results were negatively impacted by non-operating charges of $6.2 million and $20.9 million, respectively, related to other-than-temporary declines in the estimated current fair value of the company’s ARS investments.

“During 2008, NPS made great strides advancing our clinical programs and creating shareholder value,” said Francois Nader, M.D., president and chief executive officer of NPS Pharmaceuticals. “We managed our resources carefully, beat our revised 2008 cash burn guidance, successfully launched the STEPS and REPLACE studies, and ended the year with over $100 million in cash and investments. As we look ahead, we anticipate completing enrollment in the REPLACE and STEPS studies within the next 12 months. Also, during the upcoming year, we will put the necessary agreements in place for our future commercial supply chain and begin the preparations for new drug application filings for both of these orphan indications. We will also evaluate opportunities to further strengthen our balance sheet. We have a number of potential sources of capital over the next two years including our royalty agreements and the monetization of non-core assets.”

2008 Clinical Program Advancements

In 2008 NPS made strong progress advancing its clinical pipeline, with key highlights summarized below.

GATTEX™ (teduglutide)

  The company held two pre-new drug application (pre-NDA) meetings with the U.S. Food and Drug Administration and finalized the design of the STEPS study. NPS believes positive results will enable the company to seek U.S. marketing approval for GATTEX for patients with parenteral nutrition (PN)-dependent SBS.
  In December 2008, patient enrollment began in STEPS – an international, double-blind, placebo-controlled Phase 3 registration study to confirm that GATTEX is well tolerated and reduces PN dependence in SBS patients.
  Nycomed opted to support the Phase 3-confirmatory study of GATTEX in SBS on a collaborative basis and share 50% of external clinical trial expenses.

  Investigators presented Phase 3 data on GATTEX in SBS at the following medical meetings: the 2008 Digestive Disease Week Congress, the 30th European Society for Clinical Nutrition and Metabolism Congress, the American College of Gastroenterology Annual Scientific Meeting and Postgraduate Course, and the 16th United European Gastroenterology Week.
  Preclinical studies evaluating teduglutide in pediatric indications and in chemotherapy-induced gastrointestinal mucositis continued to advance.

NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection)

  The company obtained input from the FDA, met with global thought leaders, and finalized the design of the REPLACE study. There is currently no approved replacement therapy for hypoparathyroidism and NPS believes positive results from REPLACE will enable the company to seek U.S. marketing approval for NPSP558 for the treatment of hypoparathyroidism.
  NPS filed an investigational new drug application and in December 2008, patient enrollment began in REPLACE – a Phase 3 registration study evaluating NPSP558 for the treatment of adults with hypoparathyroidism.
  Positive interim data from an investigator-initiated Phase 2 proof-of-concept study of NPSP558 in hypoparathyroidism were presented at the 30th Annual Meeting of the American Society for Bone and Mineral Research.

Financial Results

In 2007, NPS shifted its focus from large primary care indications to rare gastrointestinal and endocrine disorders with few, if any, therapeutic options, limited competition, and treatment by physician specialists. This strategic shift included cost reductions and the monetization of non-core assets and affects the comparison of the company’s 2008 and 2007 financial results.

For the fourth quarter and full year 2008, NPS reported a net loss of $8.5 million or $0.18 per diluted share and $31.8 million or $0.67 per diluted share, respectively. For the fourth quarter 2007, NPS reported net income of $17.6 million or $0.32 per diluted share and for the full year 2007, NPS reported a net loss of $4.3 million or $0.09 per diluted share. A $30.0 million gain related to the sale of the company’s interests in an early-stage research and development collaboration with AstraZeneca in the fourth quarter 2007 positively affected 2007 financial results.

Revenues

Revenues are comprised of royalties, product sales, and milestones and license fees.

NPS earns royalties on (i) Amgen’s sales of Sensipar® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact®(parathyroid hormone 1-84 [rDNA origin] injection), and (iii) Kyowa Kirin’s sales of REGPARA® (cinacalcet HCl) in Japan. Royalty revenue grew to $18.3 million and $70.2 million for the fourth quarter and full year 2008, respectively, versus $14.1 million and $49.6 million for the fourth quarter and full year 2007, respectively, as follows:

In millions	Fourth Quarter		Full Year
	2008	2007	2008	2007
Royalty:
Sensipar	$15.1	$12.9	$59.6	$46.3
Preotact	2.5	1.2	8.7	3.3
REGPARA	0.7	--	1.9	--
Total	$18.3	$14.1	$70.2	$49.6

The company’s royalty rights related to Sensipar and Preotact currently secure non-recourse debt. At December 31, 2008, the outstanding principal balance on the non-recourse debt secured by the company’s Sensipar royalties was $253.7 million. After repayment of the debt, Sensipar royalties will return to NPS. Preotact royalties will return to NPS when royalty payments exceed two and one-half times the amount of advanced principal, which includes a $25 million milestone payment that is payable to NPS in 2010 if certain Preotact sales levels are achieved in 2009.

NPS reported product sales of $2.9 million for the fourth quarter of 2008 as compared to $5.4 million for the fourth quarter of 2007. For the full year, product sales were $4.5 million in 2008 and $20.3 million in 2007. Product sales relate to bulk and finished inventory sold to Nycomed.

NPS reported milestones and license fees of $2.9 million for the fourth quarter 2008 versus $14.5 million for the fourth quarter 2007. In the fourth quarter 2008, the company granted Hoffman-La Roche Inc. a non-exclusive license to patents relating to glycine uptake antagonists and recognized a $2.0 million license fee. For the full year, milestones and license fees were $27.5 million in 2008 and $16.3 million in 2007 and primarily related to the company’s licensing agreements with Nycomed.

Research and development

Research and development expenses were $4.8 million for the fourth quarter 2008 versus $10.1 million for the fourth quarter 2007. Research and development expenses were $19.0 million for the full year 2008 as compared to $36.2 million for the full year 2007. The decline in research and development expense was due to the completion of a Phase 3 study for GATTEX in short bowel syndrome during 2007 and the corresponding decline in costs associated with that study, as well as the discontinuation of certain research and development activities due to the implementation of the company’s new business strategy.

In the fourth quarter of 2008, Nycomed opted to support the Phase 3 STEPS study of GATTEX on a collaborative basis and share 50% of external clinical trial expenses. As a result, NPS offset its research and development expenses by $1.3 million of cost sharing by Nycomed for the fourth quarter and full year 2008.

General and administrative

General and administrative expenses decreased to $4.9 million for the fourth quarter 2008 versus $9.8 million for the fourth quarter 2007. For the full year, general and administrative expenses were $22.6 million in 2008 and $29.5 million in 2007. The decline in general and administrative expenses in 2008 was primarily attributable to reduced personnel-related expenditures and other costs due to the implementation of the company’s new business strategy.

Gain on sale of asset

In connection with the implementation of its new business plan, NPS sold its interests in an early-stage research and development collaboration with AstraZeneca for metabotropic glutamate receptors (mGluRs) and recognized a $30.0 million gain in the fourth quarter 2007.

Interest expense

Fourth quarter interest expense was $16.4 million for 2008 versus $17.0 million for 2007. For the full year, interest expense was $65.4 million for 2008 as compared to $41.4 million for 2007. Interest expense is attributable to outstanding notes issued in 2004 and 2007. With the exception of $50 million in 5.75% convertible notes due in 2014, all of the company’s debt is non-recourse and secured by its Sensipar and Preotact royalties.

Loss on marketable investment securities

The company’s ARS investments have experienced failed auctions since the second half of 2007 due to liquidity issues in the global credit and capital markets. While all of the company’s ARS investments continue to pay interest on the full face value of the investments, the severity and the duration of the decline in fair value of certain of its ARS have resulted in the company determining that the change in fair value of its ARS investments is other-than-temporary. NPS recorded an ARS impairment charge of $6.2 million in the fourth quarter 2008 and $20.9 million for the full year 2008. NPS recorded an ARS impairment charge of $4.1 million for the fourth quarter and full year 2007.

Cash and investments

At December 31, 2008, the company’s cash, cash equivalents, and short- and long-term investments totaled $106.1 million compared to $161.7 million at December 31, 2007. Included in these amounts are ARS investments with an estimated fair value of $8.8 million at December 31, 2008 and $28.4 million at December 31, 2007. The cost basis of these ARS investments is $29.7 million. NPS has classified its ARS investments as non-current assets within its balance sheet.

Conference Call Information

NPS will host a conference call today at 8:30 a.m. Eastern Time. To participate in the conference call, dial (866) 202-3048 and use pass code 28731331. International callers may dial (617) 213-8843, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 73038797, until midnight Eastern Time, March 27, 2009. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently advancing two Phase 3 registration studies. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX™ in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and in preclinical development for gastrointestinal mucositis and other pediatric indications. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes strategic partnerships with Amgen, GlaxoSmithKline, Kyowa Kirin, Nycomed, and Ortho-McNeil. Additional information is available at http://www.npsp.com.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. Preotact® is the company’s registered trademark in the U.S. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to NPS’ business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the implementation of the new business strategy, the risks associated with the company’s auction-rate securities, as well as other risk factors described in NPS’ periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K/A and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

(Financial statements to follow)

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Royalties	$18,323	$14,097	$70,217	$49,626
Product sales	2,860	5,371	4,544	20,310
Milestones and license fees	2,882	14,513	27,518	16,312
Total revenues	24,065	33,981	102,279	86,248

Costs and expenses:
Cost of goods sold	--	3,305	1,350	6,180
Cost of royalties	1,141	1,297	5,831	4,659
Cost of license fees	941	1,547	5,665	1,547
Research and development	4,837	10,147	18,965	36,195
General and administrative	4,903	9,787	22,563	29,526
Restructuring charges (credits)	33	1,134	(272)	13,386
Gain on sale of assets	--	(30,000)	--	(30,000)
Gain on sale of assets held for sale	--	--	--	(1,826)
Loss (gain) on sale of fixed assets	(186)	75	(186)	(6,384)
Total operating expenses	11,669	(2,708)	53,916	53,283
Operating income (loss)	12,396	36,689	48,363	32,965

Other income (expense):
Interest income	974	2,821	4,778	9,518
Interest expense	(16,352)	(16,985)	(65,373)	(41,397)
Loss on marketable investment securities	(6,207)	(4,078)	(20,950)	(4,113)
Other income (expense), net	753	(87)	1,277	(475)
Total other expense, net	(20,832)	(18,329)	(80,268)	(36,467)
(Loss) income before income tax expense	(8,436)	18,360	(31,905)	(3,502)

Income tax expense (benefit)	41	780	(179)	780
Net income (loss)	($8,477)	$17,580	($31,726)	($4,282)
Net (loss) income per common and potential common share:
Basic	($0.18)	$0.37	($0.67)	($0.09)
Diluted	($0.18)	$0.32	($0.67)	($0.09)
Weighted average common and potential common share:
Basic	47,898	47,026	47,699	46,804
Diluted	47,898	57,253	47,699	46,804

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31,	December 31,
	2008	2007
Assets:
Cash, cash equivalents and marketable investment securities	$97,380	$133,331
Current restricted cash and cash equivalents	37,016	24,560
Account receivable	25,406	19,518
Other current assets	18,694	7,676
Equipment, net	285	309
Marketable investment securities, less current portion	8,752	28,357
Debt issuance costs	5,158	7,014
Other assets	1,486	--
Goodwill, net of accumulated amortization	9,429	11,088
Total assets	$203,606	$231,853

Liabilities and Stockholders’ Deficit:
Current liabilities	$81,889	82,164
Convertible notes	50,000	50,000
Secured notes payable, excluding current*	268,277	286,357
Other liabilities	18,526	4,988
Total liabilities	418,692	423,509

Common stock and additional paid-in capital	689,994	684,002
Accumulated other comprehensive loss	(200)	(2,504)
Accumulated deficit	(904,880)	(873,154)
Total stockholders' deficit	(215,086)	(191,656)
Total liabilities and stockholders' deficit	$203,606	$231,853

* Non-recourse debt secured by Sensipar® and Preotact® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan Mesco, 908-450-5516
smesco@npsp.com